Exhibit 99.1

Immediate Release Monday, May 14, 2007	For Further Information Contact: Robert E. Phaneuf Vice President – Corporate Development (918) 632-0680

RAM ENERGY RESOURCES REPORTS FIRST QUARTER 2007 RESULTS;

KEY OPERATING AND FINANCIAL HIGHLIGHTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced first quarter 2007 earnings and operating results.

First Quarter 2007 Highlights

•

Well proposal and drilling activity aimed at developing the company’s Barnett Shale acreage continues to grow; two wells were drilled and are completing, three additional wells approved by interest owners and RAM’s inventory of seismically identified locations stands at 33;

•	RAM participated in the drilling of 18 gross (14.7 net) wells, 11 of which were completed as producing wells and five were in various stages of completion at March 31;
•	First quarter production totaled 313,000 barrel equivalents (BOE) for a daily production average of 3,478 (BOE), up slightly from the 3,446 BOE daily average in the fourth quarter of 2006;
•	The company completed a public offering of 7,500,000 shares of its common stock in February; net proceeds of the offering available to RAM were approximately $27.4 million;
•	RAM’s borrowing base was reaffirmed at $140 million by the company’s commercial lenders based on year-end 2006 reserves; liquidity remained a substantial $66 million on March 31, 2007.

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Other Highlights:

•

As a result of the year-to-date pace of apparent development activity, in April the portion of the budget allocated to development of the Barnett Shale was increased by 150 percent, or $6.0 million, to a total of $10.0 million raising the total capital budget for 2007 to $36.3 million;

•	On May 10, the company signed an agreement to purchase 120 wells located principally in Southeast New Mexico and West Texas, for a price of $18.5 million. Closing is scheduled for May 15, 2007.

“Having completed our first year as a public oil and gas company, we are pleased with the operational re-positioning achieved. In the near-term we are focused on maintaining our production while working to rapidly develop the growth potential of our Barnett Shale acreage and evaluate exploration projects,” said Larry Lee, Chairman and CEO. ‘‘We continue to position the company to grow through a balanced strategy of acquisition, exploitation and exploration,’’ added Mr. Lee.

Income and Cash Flow

For the quarter ended March 31, 2007 RAM reported a net loss $580,000, or $0.02 per share, based upon 37.9 million basic weighted average shares outstanding. Results for the current quarter were negatively impacted by pre-tax unrealized mark-to-market derivative losses of $1.05 million. Results of the first quarter 2007 compared to the year-ago quarter were the product of marginally lower total production combined with lower realized prices for oil and gas along with higher operating and interest expenses. By comparison, in the first quarter 2006, RAM Energy, Inc. reported net income of $2.8 million, which included a pre-tax unrealized mark-to-market derivative gain of $3.0 million. All comparative information in this release relates to the same 2006 period financial and operating results of RAM Energy, Inc., the exploration and production entity acquired by the company in May 2006.

Cash flow from operations, a non-GAAP measure, was $4.1 million for the first quarter of 2007 compared to cash flow of $5.3 million in the same quarter of 2006. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash used by operating activities of $37,000 for the first quarter of 2007.

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Production

Total production for the first quarter 2007 slipped marginally to 313,000 BOE, a decline of 5,000 BOE compared to the year-ago quarter of 318,000 BOE. Approximately one-half of the dip is due to the negative impact of winter weather which resulted in some production being temporarily shut-in during the quarter with the remainder attributable to the natural declines in our existing inventory of predominately mature producing fields relative to volume additions from drilling PUD locations and additional exploitation activities. Oil and natural gas volumes were each three percent below year-ago volume levels, however, the volume of natural gas liquids rose 13 percent.

Commodity Prices and Revenues

The company’s realized price for oil declined nearly eight percent to an average of $56.37 per barrel in the first quarter of 2007, compared with last year’s first quarter average realized price of $61.05 per barrel. Similarly, the company’s realized price for natural gas fell 11 percent to average $6.21 per thousand cubic feet (Mcf) compared to an average of $6.97 per Mcf in the first quarter of 2006. The price of natural gas liquids dropped a modest three percent, averaging $37.94 per barrel for this year’s first quarter. The decline in oil and gas production combined with lower average realized prices caused oil and gas revenues to decrease 10 percent to $15.1 million in the first quarter of 2007 compared to $16.8 million in the same quarter of 2006.

The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. In the first quarter 2007, contract settlements and premium costs of derivatives were a nominal $30,000 and unrealized mark-to-market losses were $1.05 million, resulting in realized and unrealized losses impacting the quarter of $1.08 million. As a result, total revenues and other operating income for the first quarter were $14.3 million. In the similar quarter of last year, realized and unrealized gains of $1.4 million combined with oil and gas income of $16.8 million to increase total revenues and other operating income to $18.5 million.

Costs and Expenses

Production expenses were $14.47 per BOE in the first quarter of 2007, or a total of $4.5 million, seven percent higher on a BOE basis than the $13.54 per BOE, or a total of

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$4.3 million, in the previous year’s quarter. The increase was primarily due to increased workover costs. Production taxes were $2.63 per BOE in this year’s first quarter, or a total of $824,000, three percent above the $2.55 per BOE, or a total of $810,000 during the 2006 quarter, principally as a result of selling a larger quantity of gas in a higher taxing state than in the comparable quarter of 2006. General and administrative expenses of $2.3 million, or $7.50 per BOE, rose 22 percent on a BOE basis as a result of higher salary expense and an increased number of employees. Net interest expense for the first quarter rose by $129,000, or four percent, to $3.6 million compared to the prior year’s quarter due to higher interest rates and higher outstanding indebtedness.

First Quarter Operational Update

In an effort to accelerate the development of the company’s Barnett Shale acreage within the prolific Fort Worth Basin, RAM proposed three wells during the first quarter to EOG Resources, Inc., which jointly owns an interest in a significant portion of the company’s North Texas Barnett Shale acreage. EOG elected to participate in and operate each of the three wells proposed by RAM. The total estimated cost to drill and complete each well is approximately $3.0 million. RAM owns a 24 percent working interest in each of the wells and will bear a like percentage of the costs.

Earlier this year, EOG elected to participate in the Ashe C 1H well located in Wise County, Texas. The Ashe C 1H well was spud in April and is currently completing. Also in April, RAM proposed its fourth Barnett Shale well to EOG. The Brown #2H well is to be drilled to a true vertical depth of approximately 7,100 feet with a lateral length of approximately 2,300 feet to test the Lower Barnett Shale formation. Located in Wise County, Texas, the total estimated cost to drill and complete the well is $2.7 million. As in the case of the three earlier wells proposed by RAM this year, EOG has recently elected to participate as operator of the Brown #2H well. RAM will own a 24 percent working interest in the well and will bear a like percentage of the costs.

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RAM has an interest in 27,700 gross (6,800 net) acres in Jack and Wise Counties, Texas with all the acreage held by production. Currently RAM has nine gross producing wells in the Barnett Shale, with the tenth well, the Devon-operated T. L. Dickenson 1-H, completing. In addition to the T.L. Dickenson 1-H well and the recently spud Ashe C 1H well, RAM’s project inventory for potential near-to-intermediate term growth in its Barnett Shale play includes five PUD locations, 19 probable seismic locations and nine possible seismic locations, for a total of 35 locations identified to date. Many of these locations stem from the company’s acquisition and ongoing review of 35 square miles of 3-D seismic data over the last year. RAM expects additional locations to emanate from further geophysical work on the acquired seismic data. Also, a portion of RAM’s 2007 capital budget is allocated to acquire an additional 60 square miles of 3-D seismic covering other acreage in its Barnett Shale holdings.

Capital Expenditures

Oil and gas related capital expenditures totaled $4.5 million in the first quarter 2007; $3.0 million was allocated to lower risk development activities and $1.5 million for exploratory activities. Total non-acquisition capital commitments for the first three months of the year are on pace with RAM’s recently increased non-acquisition capital budget of $36.3 million for the 2007 year. RAM participated in the drilling of 14 gross (14 net) development wells and 4 gross (0.7 net) exploratory wells in the first three months of the year in contrast to a total of 23 gross (21.7 net) wells drilled in the same period of 2006. In the company’s Electra/Burkburnett area 14 net wells were drilled in the first quarter, with 72 wells targeted to be drilled in the field during 2007.

RAM’s previous $30.3 million non-acquisition capital expenditure budget for 2007 allocated $4.0 million to drilling and developmental activity on its Barnett Shale acreage. However, with EOG’s election to drill and operate three of the four wells proposed by RAM as of April of this year and with Devon Energy Corporation’s continuous drilling commitment, it became increasingly apparent that the activity level has reached the four to seven wells which comprised the original 2007 capital spending allocation for the Barnett Shale. As a result, in April the portion of the budget previously allocated to the Barnett Shale was increased by 150 percent, or $6.0 million, to a total of $10.0 million to accommodate additional wells anticipated to be proposed by the company to EOG

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from RAM’s inventory of seismically identified locations. Accordingly, the total company 2007 capital budget was increased by about 20 percent to $36.3 million.

RAM Signs Agreement to Acquire Producing Properties

On May 10, 2007 RAM signed a purchase and sale agreement covering 120 wells in Southeast New Mexico and West Texas. The purchase price is $18.5 million and is subject to customary closing adjustments. Closing is scheduled for May 15, 2007. RAM is acquiring a 100 percent working interest in all of the wells and will become the operator. Daily net production from these wells totaled 232 BOPD and 290 MCFD during the month of January 2007, and net cash flow for the twelve months ending December 2006 totaled $4.1 million. “These properties represent long life predictable reserves that are geographically concentrated, with the majority of the value located in Southeast New Mexico. This is an area in which RAM successfully operated between 1989 and 2004 and one that we are excited to be re-entering,” said Larry E. Lee, Chairman and CEO.

RAM to Webcast First Quarter 2007 Conference Call

The company’s teleconference call to review first quarter results will be broadcast live on a listen-only basis over the internet on Tuesday, May 15, at 3:00 p.m. Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing (800)299-7635 (domestic) or (617)786-2901 (international) and providing the call identifier “45150191” to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until May 22, 2006 by dialing (888)286-8010 (domestic) or (617)801-6888 (international) and using pass code “74934604”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of capital

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spending, NYMEX prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

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RAM Energy Resources, Inc.

Condensed consolidated balance sheets (in thousands, except share and per share amounts)
	March 31,	December 31,
	2007	2006
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 29,287	$ 6,721
Accounts receivable -
Oil and natural gas sales	6,137	6,194
Joint interest operations, net of allowance of $189 ($187 at December 31, 2006)	338	750
Income taxes	121	121
Other, net of allowance of $43 ($33 at December 31, 2006)	109	236
Derivative assets	-	677
Prepaid expenses	749	1,013
Other current assets	141	-
Total current assets	36,882	15,712
PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	189,705	185,284
Other property and equipment	6,137	6,098
	195,842	191,382
Less accumulated amortization and depreciation	(52,042)	(48,577)
Total properties and equipment	143,800	142,805
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $5,036 ($4,840 at December 31, 2006)	2,397	2,593
Other	618	615
Total assets	$ 183,697	$ 161,725

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 4,644	$ 7,810
Oil and natural gas proceeds due others	2,665	3,886
Related party	16	14
Other	39	31
Accrued liabilities:
Compensation	1,842	1,611
Interest	4,267	3,849
Income taxes	334	223
Derivative liabilities	83	-
Long-term debt due within one year	28,823	756
Total current liabilities	42,713	18,180
OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,510	2,481
DERIVATIVE LIABILITIES	335	-
LONG-TERM DEBT	103,122	131,481
DEFERRED AND OTHER NON-CURRENT INCOME TAXES	26,337	26,677
ASSET RETIREMENT OBLIGATIONS	10,916	10,801
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value, 100,000,000 shares authorized; 41,990,805 and 34,276,805 shares issued; 41,153,530 shares and 33,439,530 shares outstanding at March 31, 2007 and December 31, 2006, respectively	4	3
Additional paid-in capital	29,846	2,308
Treasury Stock - 837,275 shares at cost	(3,768)	(3,768)
Accumulated deficit	(28,318)	(26,438)
Stockholders’ deficit	(2,236)	(27,895)
Total liabilities and stockholders’ deficit	$ 183,697	$ 161,725

RAM Energy Resources, Inc.

Condensed consolidated statements of operations (in thousands, except share and per share amounts) (unaudited)
	Three months ended
	March 31,
	2007	2006
REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales	$ 15,144	$ 16,810
Realized and unrealized gains (losses) from derivatives	(1,084)	1,408
Other	203	244
Total revenues and other operating income	14,263	18,462

OPERATING EXPENSES:
Oil and natural gas production taxes	824	810
Oil and natural gas production expenses	4,527	4,306
Depreciation and amortization	3,425	3,213
Accretion expense	146	133
Share-based compensation	173	-
General and administrative, overhead and other expenses, net of
operator’s overhead fees	2,346	1,959
Total operating expenses	11,441	10,421
Operating income	2,822	8,041

OTHER INCOME (EXPENSE):
Interest expense	(3,838)	(3,529)
Interest income	207	27
INCOME (LOSS) BEFORE INCOME TAXES	(809)	4,539

INCOME TAX PROVISION (BENEFIT)	(229)	1,725

Net income (loss)	$ (580)	$ 2,814

BASIC EARNINGS (LOSS) PER SHARE	$ (0.02)	$ 1,238.01
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	37,856,197	2,273

DILUTED EARNINGS (LOSS) PER SHARE	$ (0.02)	$ 1,195.41

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	37,856,197	2,354

RAM Energy Resources, Inc.

Condensed consolidated statements of cash flows (in thousands) (unaudited)
	Three months ended
	March 31,
	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$ (580)	$ 2,814
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities -
Depreciation and amortization	3,425	3,213
Amortization of deferred loan costs and Senior Notes discount	206	353
Accretion expense	146	133
Loss on sale of other property and equipment	-	27
Unrealized (gain) loss on derivatives	1,054	(2,979)
Deferred income taxes	(340)	1,725
Share-based compensation	173	-
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	596	724
Prepaid expenses and other assets	123	(8)
Accounts payable	(4,377)	222
Accrued liabilities	(463)	1,705
Total adjustments	543	5,115
Net cash (used in) provided by operating activities	(37)	7,929

INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(4,468)	(5,155)
Proceeds from sales of oil and natural gas properties	47	33
Payments for other property and equipment	(39)	(425)
Net cash used in investing activities	(4,460)	(5,547)

FINANCING ACTIVITIES:
Payments on long-term debt	(338)	(4,097)
Proceeds from borrowings on long-term debt	35	3,357
Payments for deferred loan costs	-	(100)
Common stock offering, net of direct costs	27,366	-
Dividends paid	-	(500)
Net cash provided by (used in) financing activities	27,063	(1,340)

INCREASE IN CASH AND CASH EQUIVALENTS	22,566	1,042
CASH AND CASH EQUIVALENTS, beginning of period	6,721	70
CASH AND CASH EQUIVALENTS, end of period	$ 29,287	$ 1,112

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$ -	$ 25
Cash paid for interest	$ 4,487	$ 1,667

DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accrued interest added to principal balance of credit facility	$ -	$ 2,026

RAM Energy Resources, Inc.
Production and Price Summary

	Three months ended		Percent Increase (Decrease)
	March 31,
	2006	2007

Production volumes:
Oil (MBbls)	187	181	(3.1)%
NGL (MBbls)	31	35	12.9%
Natural gas (MMcf)	600	582	(3.1)%
Total Mboe	318	313	(1.6)%
Average sale prices:
Oil (per Bbl)	$ 61.05	$ 56.37	(7.7)%
NGL (per Bbl)	$ 39.02	$ 37.94	(2.8)%
Natural gas (per Mcf)	$ 6.97	$ 6.21	(10.9)%
Per Boe	$ 52.85	$ 48.41	(8.4)%

RAM Energy Resources, Inc.

Reconciliation of cash flow from operations

(a non-GAAP measure) to GAAP net

cash provided by operating activities

(in thousands)

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, and further adjusted for unrealized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

Quarter Ended
	Three months ended	Three Months Ended
	March 31, 2007	March 31, 2006

Cash flow from operations (a non-GAAP measure)	$ 4,084	$ 5,286
Plus: working capital changes	(4,121)	2,643
Less: deferred income taxes on share-based compensation classified as financing activities	-	-
Net cash (used in) provided by operating activities per Condensed consolidated statements of cash flow	$ (37)	$ 7,929

Cash flow from operations (a non-GAAP measure)	$ 4,084	$ 5,286
Less: realized gains (losses) on derivatives	(30)	(1,571)
Less: unrealized gains (losses) on derivatives per condensed consolidated statements of cash flow	(1,054)	2,979
Cash flow from operations (a non-GAAP measure) excluding realized and unrealized gains (losses) on derivatives	$ 5,168	$ 3,878